                                                                       Exhibit 5

                                                                  Conformed Copy


                                January 26, 1996


International Meta Systems, Inc.
100 North Sepulveda Boulevard
Sixth Floor
El Segundo, CA 90245

Attention: George W. Smith, President


Dear Mr. Smith:

     Section 1. APPOINTMENT OF PLACEMENT AGENT. This letter is to confirm our understanding that International Meta Systems, Inc. (the "Company") hereby appoints Paragon Capital Management LLC as its exclusive placement agent (the "Placement Agent") in connection with the proposed private placement (the "Placement") of a minimum of Two Million (2,000,000) and a maximum of up to Eight Million (8,000,000) shares of the Company's Common Stock (the "Shares") at a purchase price of $1.00 per share. The Shares to be placed by the Placement Agent shall not include the 2,000,000 shares of the Company's Common Stock to be purchased by Paragon Limited Partnership ("Paragon Limited") pursuant to a Stock Purchase Agreement by an between the Company and Paragon Limited. On the basis of the representations and warranties contained herein, but subject to the terms and conditions set forth herein, the Placement Agent agrees to use its best efforts to solicit and receive offers to purchase the Shares at the price of $1.00 per Share on the terms and conditions set forth in the definitive securities purchase agreement substantially on the terms as set forth in EXHIBIT A hereto (the "Purchase Agreement") between the Company and each purchaser (the "Purchaser") of the Shares or at such other price and terms to which the Company and the Placement Agent mutually agree.

     Section 2. FEES AND EXPENSES. The Placement Agent will receive no placement fee from the Company from the sale of the Shares to each Purchaser.

     Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Placement Agent that:

     a. the representations and warranties of the Company contained in each Purchase Agreement will be true and correct as of each Closing;

     b. the Private Memorandum dated January ___, 1996 relating to the offering of the Shares and prepared by the Company (the

"Memorandum") does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise the Placement Agent immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state of material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing the representations and warranties set forth in this paragraph (b) do not apply to statements in the Memorandum based upon information relating to the Placement Agent furnished to the Company in writing by the Placement Agent for use therein;

     c. the Company has all requisite corporate power and authority to execute and perform this agreement and the Purchase Agreements. All corporate action necessary for the authorization, execution, delivery and performance of this agreement and the Purchase Agreement have been taken. This agreement and each Purchase Agreement constitute a valid and binding obligation of the Company, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, to general equitable principles and to limitations on the enforceability of the indemnification provisions attached hereto as Exhibit B; and

     d. the execution and performance of this agreement and each Purchase Agreement by the Company and the offer and sale of the Shares in the Placement will not violate any provision of the certificate of incorporation or bylaws of the Company, any material provisions of any agreement or other instrument to which the Company is a party or by which it is bound the termination of which would have a material adverse effect on the Company or, to the knowledge of the Company, any applicable law, rule or regulation. Any approvals, governmental and private necessary to consummate the Placement will be obtained by the Company prior to the Closing, except where the failure to obtain any such approval would not have a material adverse effect on the transaction contemplated by this agreement.

     Section 4. REPRESENTATIONS AND WARRANTIES OF THE PLACEMENT AGENT. The Placement Agent represents and warrants to the Company that:

     a. There is not now pending or threatened against the Placement Agent any action or proceeding of which the Placement Agent has been advised, either in any court of competent jurisdiction, before the Securities and Exchange Commission or before any state securities commission, concerning the Placement Agent's activities as a broker or dealer.

     b. In the event any action or proceeding of the type referred to in paragraph (a) above shall be instituted or threatened against the Placement Agent at any time prior to the Closing Date or, in the event there shall be filed by or against the

Placement Agent in any court, pursuant to any federal, state, local or municipal statute, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of its assets or if the Placement Agent makes an assignment for the benefit of creditors, the Company shall have the right, on three (3) days' written notice to the Placement Agent, to terminate this letter agreement without any liability to the Placement Agent of any kind.

     c. In offering the Shares, the Placement Agent has not offered any of the Shares for sale to, or solicited any offers to subscribe for or buy any Shares from, any person on the basis of any written communications or documents relating to the Company or the Shares, except on the basis of the Memorandum, the Purchase Agreement, any agreement between the Purchaser and the Placement Agent relating to the payment of any fees to the Placement Agent, the agreements described in and attached as exhibits to, or referred to in and distributed with, the Memorandum and Purchase Agreement, and any cover or transmittal letter and any other written information satisfactory in form and substance to the Company and counsel for the Company.

     d. The Placement Agent will offer the Shares for sale, or solicit offers to buy the Shares, or otherwise negotiate with any person with respect to the Shares only in the following jurisdictions: (i) Norway, Sweden and the United Kingdom, or (ii) such additional jurisdictions as to which the Company has given its prior written consent.

     Section 5. AGREEMENTS.  The Company and the Placement Agent agree that:

     a. subject to the accuracy of the representations and warranties made by the Purchasers in the Purchase Agreement, the Company will take all necessary steps to ensure that the offering and sale of the Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act");

     b. the Company shall extend to all prospective Purchasers the opportunity, prior to the Closing under such Purchasers' Agreement, to ask questions of, and receive answers from, the Company concerning the Shares and the terms and conditions of the offering thereof or to obtain any information that such prospective Purchasers may consider necessary in making an informed investment decision to the extent the Company possesses the same or can acquire it without unreasonable effort or expense;

     c. the Company hereby agrees that, without the Placement Agent's prior written consent which consent shall not be unreasonably withheld, it will not offer, sell, contract to sell or otherwise dispose of any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for such common stock on or before April 15, 1996, other than (i) the Shares to be sold hereunder and to Paragon Limited, (ii) any shares of common stock sold by the Company upon the exercise of an option issued under an employee stock option plan or the conversion of any securities outstanding on the date hereof, (iii) any options or rights to purchase common stock, or any shares of common stock issued upon exercise of such options or rights, granted under the Company's stock option plans, and (iv) any equity security of the Company held by existing shareholders of the Company as of the date hereof, the offer or sale of which is facilitated in any way by the Company;

     d. the Memorandum, the Purchase Agreement and the documents contemplated thereby, including but not limited to certain of the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are the only documents that are to be delivered to the prospective Purchasers by the Placement Agent or its agents in connection with the offering of the Shares. Any requests for other documents or information requested by a prospective Purchaser will be forwarded to the Company and the Company shall be solely responsible for fulfilling such request; and

     e. the Placement Agent will not make any representation to any person which is different from the contents of the Purchase Agreement and the Memorandum without the prior consent of the Company.

     Section 6. CONDITIONS OF THE OBLIGATIONS OF THE PLACEMENT AGENT. The obligations of the Placement Agent to use its best efforts to solicit and receive offers to purchase the Shares hereunder are subject to the accuracy of the representations and warranties of the Company contained herein, to the performance and observance by the Company of all covenants and agreements contained herein on its part to be performed and observed and to the following additional conditions being satisfied.

     a. the Company shall deliver to the Placement Agent a copy of each officer's certificate delivered by the Company to a Purchaser pursuant to each Purchase Agreement;

     b. the Company shall deliver to the Placement Agent a copy of all other materials provided to a Purchaser;

     c. the Company shall deliver to the Placement Agent a letter from counsel to the Company to the effect that the Placement Agent may rely on each opinion of such counsel delivered in connection with the transactions contemplated by each Purchase Agreement to the same extent as if such opinion or opinions had been addressed to the Placement Agent;

     d. the Company agrees that any reference to the Placement Agent or any affiliate of the Placement Agent in any document, or any other release or communication to any party outside the Company, is subject to the Placement Agent's prior approval, which shall be given or subsequently confirmed in writing. If the Placement Agent resigns its appointment or is terminated prior to the dissemination of any such document or other release or commission, no reference shall be made.

                                       4.

therein to the Placement Agent without the Placement Agent's prior written permission; and

     e. in connection with the Placement Agent's activities hereunder, the Company agrees to furnish the Placement Agent with all information concerning the Company that the Placement Agent reasonably deems appropriate and agrees to provide the Placement Agent with appropriate access to the Company's accountants, counsel, consultants and other appropriate agents and representatives. The Company acknowledges that the Placement Agent may rely upon the completeness and accuracy of information and data furnished to it by the Company's officers, directors, employees, agents and representatives without independent verification of such information and data or an appraisal of the Company's assets.

     Section 7. EXCLUSIVE APPOINTMENT. The Company shall not, directly or indirectly (except through the Placement Agent), sell or offer to sell any of the Shares or any substantially similar security during the term of the Placement Agent's appointment.

     Section 8. OFFERING OF SHARES. The Placement Agent agrees with the Company that (i) it will not solicit offers for, or offer or sell, the Shares by any form of general solicitation or general advertising within the meaning of Section 4(2) of the Securities Act, and Rule 506 thereunder, and (ii) it will solicit offers for Shares only from, and will offer Shares only to, prospective Purchasers that it reasonably believes are "accredited investors" within the meaning of Rule 501(a) promulgated under the Securities Act. The Company reserves the right, in its sole discretion, to accept or reject any Purchaser or subscription.

     Section 9. INDEMNITY AND CONTRIBUTION. The Company and the Placement Agent agree to the indemnification and contribution arrangements set forth in EXHIBIT B hereto.

     Section 10. REPRESENTATIONS, INDEMNITY AND AGREEMENTS TO SURVIVE. The respective representations, warranties and indemnities set forth herein will remain in full force and effect regardless of any investigation made by or on behalf of the Placement Agent or the Company or any of the officers, directors or controlling person referred to in EXHIBIT B hereto, and will survive delivery of any payment for the Shares. The provisions of this Section and Sections 3, 4, 8, 9, 11 and 12 hereof shall survive the termination or cancellation of this agreement.

     Section 11. TERMINATION. Except as set forth in Section 10 above and except as is mutually agreed to in writing by the Company and the Placement Agent, this Agreement shall terminate upon the earlier of (i) the sale of an aggregate of 8,000,000 shares to the Purchasers, or (ii) April 15, 1996 (the "Termination Date").

     Section 12. GOVERNING LAW. This agreement (including Exhibit B) shall be governed by and construed in accordance with the internal laws of the State of California.

     Section 13. COUNTERPARTS: HEADINGS. This agreement may be signed in counterparts with the same effect as if the signatures thereto were on the same instrument. The headings of the Sections of this agreement have been inserted for convenience of reference only and shall not be deemed a part of this agreement.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Placement Agent and the Company.

                                           Very truly yours,

                                           PARAGON CAPITAL
                                           MANAGEMENT, LLC


                                           By:     /s/ Martin S. Albert
                                           Title:  Director

Accepted as of January 26, 1996

INTERNATIONAL META SYSTEMS INC.


By:     /s/ George W. Smith
Title:  President

                                   EXHIBIT A

                    TERMS OF SECURITIES PURCHASE AGREEMENTS

I. The Purchase Agreements to be entered into between the Company and each Purchaser shall be on the terms and conditions as is mutually agreed upon by the Company and the Placement Agent, and shall be substantially on the terms as set forth in that certain Stock Purchase Agreement dated as of January 26, 1996 by and between the Company and Paragon Limited Partnership (the "Paragon Agreement"); provided however that such Purchaser will not receive a right of first refusal as set forth in Section 4.1 of the Paragon Agreement, and provided further that such Purchase Agreements shall in no way restrict the ability of the Purchasers to resell Shares in jurisdictions other than United States so long as such resales are in compliance with the laws of such jurisdiction.

                                   EXHIBIT B

     This Exhibit B is attached to and incorporated by reference into a letter agreement dated as of January 26, 1996 (the "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

     The Company agrees to indemnify and hold harmless the Placement Agent and its affiliates, and the respective directors, officers, agents and employees of the Placement Agent and its affiliates and each other entity or person, if any, controlling the Placement Agent or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (the Placement Agent and each such entity or person being collectively referred to as a "Placement Agent Party") from and against any losses, claims, liabilities, damages or expenses
(or actions in respect thereof) (i) relating to, arising out of or in connection with the Placement, or (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in the Purchase Agreements, the Agreement, the Memorandum or the Company's filings with the Securities and Exchange Commission, all as amended or supplemented, (including but not limited to any documents deemed to be incorporated therein by reference), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing indemnity agreement shall not apply to statements in the Memorandum, Purchase Agreements or in the Agreement based upon information relating to the Placement Agent furnished to the Company in writing by the Placement Agent for use therein. The Company will reimburse any Placement Agent Party for all expenses (including, without limitation, fees and disbursements of counsel) incurred by such Placement Agent Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation to which the Placement Agent Party is a party, in each case, as such expenses are incurred or paid. With respect to clause (i) above, the Company will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Placement Agent Party, or to the extent directly caused by or primarily attributable to any acts or omissions of any Placement Agent Party.

     The Placement Agent agrees to indemnify and hold harmless the Company and its affiliates, and the respective directors, officers, agents and employees of the Company and its affiliates and each other entity or person, if any, controlling the Company or any of its affiliates within the meaning of either
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any losses, claims, liabilities, damages or expenses (or actions in respect thereof) to the same extent as the foregoing indemnity from the Company to the Placement Agent Party, but only insofar as such losses, claims, liabilities, damages or expenses (or actions in respect thereof) are finally judicially determined to have resulted from the bad faith or gross negligence of any Placement Agent Party, or to the extent such losses, claims, liabilities, damages or expenses are directly caused by or primarily attributable to any acts or omissions of any Placement Agent Party.

     Any party that proposes to assert the right to be indemnified under this Agreement will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Agreement, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve it from any liability that it may have to any indemnified party under the foregoing provisions of this Agreement unless, and only to the extend that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and if notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed, in such cases as the Company is the indemnifying party, by the Company promptly as they are incurred. The Company will not, without the prior written consent of the Placement Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the

Placement Agent or any person who controls the Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Placement Agent and each such controlling person from all liability arising out of such claim, action, suit or proceeding. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld).

     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Agreement is applicable in accordance with its terms but is found in a final judgement by a court of competent jurisdiction (not subject to further appeal) not to be enforceable even though the express provisions hereof provided for indemnification in such case, then the Company and the Placement Agent will contribute to the total losses, claims, liabilities, damages and expenses (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than the Placement Agent such as persons who control the Company within the meaning of the Act or the Exchange Act, officers of the Company and directors of the Company, who also may be liable for contribution) to which the Company and either or the Placement Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agent on the other. The relative benefits received by the Company on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Placement (before deducting expenses) received by the Company bear to any fees received by the Placement Agent in connection with the Placement. If, but only if, the allocation, provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Placement Agent on the other, with respect to the statements or omissions which results in such loss, claim, liability, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Placement Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Placement Agent agree that it would not be just and equitable if contributions pursuant to this Agreement were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, damages or expense, or action in respect thereof, referred to above in this Agreement shall be deemed to include, for purpose of this Agreement, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Agreement, the Placement Agent shall not be required to contribute any amount in excess of the portion of any fees received by it, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Agreement, any person who controls a party to this Agreement within the meaning of the Act or the Exchange Act will have the same rights to contribution as that party, and each officer of the Company will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Agreement, will notify any such party or parties from whom contribution may be sought, but the omission so to notify will not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have under this Agreement. No party will be liable for contribution with respect to any action or claim settled without its written consent (which consent will not be unreasonably withheld).